Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-284344) of Direct Digital Holdings, Inc. (the Company) of our report dated March 27, 2025, relating to the consolidated financial statements of Direct Digital Holding, Inc., which appears in the Prospectus Supplement of Direct Digital Holdings, Inc., dated March 27, 2025, which forms a part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

New York, New York
March 27, 2025